Exhibit 99.1

WESTLAKE CHEMICAL CORPORATION

Contact — (713) 960-9111
Finance — Ruth I. Dreessen
Media — David R. Hansen

WESTLAKE CHEMICAL REPORTS FOURTH QUARTER RESULTS

Houston, TX (February 18, 2005) — Westlake Chemical Corporation (NYSE: WLK) today reported fourth quarter net income of $47.3 million or $0.73 per diluted share and operating income of $81.4 million on net sales of $563.1 million for the fourth quarter of 2004. This compares favorably with the fourth quarter 2003 net income of $10.6 million or $0.21 per diluted share and operating income of $24.9 million on net sales of $365.9 million. The improvement in net sales and operating income was primarily the result of increased selling prices, which outpaced higher feedstock and energy costs. In addition, PVC pipe sales increased due to the August 2004 acquisition of the assets of Bristolpipe Corporation. Included in the 2004 fourth quarter results are several non-operating items that resulted in a net benefit of $2.1 million after tax, or $0.03 per diluted share.

Fourth quarter 2004 net income increased $19.0 million from the $28.3 million net income or $0.50 per diluted share reported in the third quarter of 2004 primarily due to increased selling prices which were partially offset by higher feedstock and energy costs. The third quarter of 2004 was adversely impacted by a $9.3 million after tax charge that was related to the early retirement of debt. This charge reduced earnings per diluted share for the third quarter by $0.16. Fourth quarter net sales were unfavorable compared to the third quarter net sales of $572.0 million due to lower sales volumes while operating income compared favorably to the third quarter operating income of $68.9 million primarily due to higher margins.

For the year ended December 31, 2004 net income was $120.7 million or $2.18 per diluted share including an after tax charge of $10.0 million related to the early retirement of debt, or $0.18 per diluted share on net sales of $1,985.4 million. This compares favorably with the year ended December 31, 2003 net income of $14.8 million or $0.30 per diluted share, which included an after tax charge of $7.1 million related to the early retirement of debt, or $0.14 per diluted share, on net sales of $1,423.0 million. Operating income was $243.2 million for the year ended December 31, 2004 as compared to $65.8 million for the year ended December 31, 2003. These increases were primarily due to higher selling prices and volumes, which more than offset higher raw material and energy costs.

As a result of the successful completion of Westlake’s initial public offering (IPO) in August 2004 and record earnings for the year ended December 31, 2004, Westlake was able to reduce its debt by $239 million from $537 million at December 31, 2003 to $298 million at December 31, 2004. The company ended 2004 with $43 million of cash on the balance sheet.

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OLEFINS SEGMENT

Income from operations for the Olefins segment increased by $46.5 million to $65.4 million in the fourth quarter of 2004 from $18.9 million in the fourth quarter of 2003. This increase was primarily due to higher selling prices for our products and higher sales volumes in ethylene, which were partially offset by lower sales volumes in polyethylene and styrene and higher raw material costs for ethane, propane and benzene.

Fourth quarter 2004 income from operations increased $20.7 million from the $44.7 million of income from operations reported in the third quarter of 2004. The increase was primarily due to higher selling prices, which were partially offset by higher feedstock and energy costs and lower sales volumes.

Income from operations for the Olefins segment increased by $124.3 million to $179.6 million for the year ended December 31, 2004 from $55.3 million for the year ended December 31, 2003. This increase was primarily due to price increases and higher sales volumes for ethylene, polyethylene and styrene, partially reduced by higher raw material costs of ethane, propane and benzene.

VINYLS SEGMENT

Income from operations for the Vinyls segment increased by $13.9 million to $18.7 million in the fourth quarter of 2004 from $4.8 million in the fourth quarter of 2003. This increase was primarily due to higher selling prices for all of our vinyls products and higher sales volumes for PVC pipe. These increases were partially offset by higher energy costs and higher raw material costs for propane.

Fourth quarter 2004 income from operations decreased $7.6 million from the $26.3 million of income from operations reported in the third quarter of 2004. The decrease was primarily due to higher propane feedstock costs and costs associated with the phased start-up of our VCM and PVC facilities in Geismar, Louisiana, which was partially offset by a $2.0 million pre-tax gain from the sale of equipment.

Income from operations for the Vinyls segment increased by $56.1 million to $69.7 million for the year ended December 31, 2004 from $13.6 million for the year ended December 31, 2003. This increase was primarily due to vinyls product price increases, which were partially offset by higher raw material and energy costs.

In this release, Westlake refers to a non-GAAP financial measure, EBITDA. EBITDA is calculated as net income before interest expense, income taxes, depreciation and amortization. The body of accounting principles generally accepted in the United States is commonly referred to as “GAAP.” For this purpose a non-GAAP financial measure is generally defined by the SEC as one that purports to measure historical and future financial performance, financial position or cash flows, but excludes or includes amounts that would not be so adjusted in the most comparable GAAP measures. We have included EBITDA in this release because our management considers it an important supplemental measure of our performance and believes

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that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, some of which present EBITDA when reporting their results. We regularly evaluate our performance as compared to other companies in our industry that have different financing and capital structures and/or tax rates by using EBITDA. EBITDA allows for meaningful company-to-company performance comparisons by adjusting for factors such as interest expense, depreciation and amortization and taxes, which often vary from company to company. In addition, we utilize EBITDA in evaluating acquisition targets. Management also believes that EBITDA is a useful tool for measuring our ability to meet our future debt service, capital expenditures and working capital requirements, and EBITDA is commonly used by us and our investors to measure our ability to service indebtedness. EBITDA is not a substitute for the GAAP measures of earnings or of cash flow and is not necessarily a measure of our ability to fund our cash needs. In addition, it should be noted that companies calculate EBITDA differently and, therefore, EBITDA as presented in this release may not be comparable to EBITDA reported by other companies. EBITDA has material limitations as a performance measure because it excludes (1) interest expense, which is a necessary element of our costs and ability to generate revenues because we have borrowed money to finance our operations, (2) depreciation, which is a necessary element of our costs and ability to generate revenues because we use capital assets and (3) income taxes, which is a necessary element of our operations. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA only supplementally. The table below reconciles EBITDA to net income and to cash flow from operating activities.

Westlake Chemical Corporation Conference Call Information:

A conference call to discuss Westlake Chemical Corporation’s fourth quarter results will be held Friday, February 18, 2005 at 11:00 a.m. EST (10:00 a.m. CST). To access the conference call, dial (800) 599-9829, or (617) 847-8703 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 51145952.

A replay of the conference call will be available beginning an hour after its conclusion until 11:59 p.m. EST (10:59 p.m. CST) on Friday, February 25, 2005. To hear a replay, dial (888) 286-8010, or (617) 801-6888 for international callers. The replay passcode is 98300329.

The conference call will also be available via webcast at http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=180248&eventID=1008290 and the earnings release can be obtained via the company’s Web page at http://www.westlakechemical.com/investors.html.

Westlake Chemical Corporation is a manufacturer and supplier of petrochemicals, polymers and fabricated products with headquarters in Houston, Texas. The company’s range of products includes: ethylene, polyethylene, styrene, vinyl intermediates, PVC and PVC pipe, windows and fence. For more information, visit the company’s Web site at www.westlakechemical.com.

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WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in $000)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003

Net Sales	$563,069	$365,879	$1,985,353	$1,423,034
Cost of Sales	464,731	330,235	1,682,168	1,301,082

Gross Profit	98,338	35,644	303,185	121,952

Selling, General and Administrative Expenses	18,987	12,538	60,238	57,014
Gain on Sale of Asset	(2,049)	—	(2,049)	—
Gain on Legal Settlement	—	(3,162)	—	(3,162)
Impairment of Long-Lived assets	—	1,353	1,830	2,285

Income from Operations	81,400	24,915	243,166	65,815

Interest Expense	(7,089)	(10,991)	(39,350)	(38,589)
Debt Retirement Cost	(1,106)	—	(15,791)	(11,343)
Other Income, net	2,192	3,015	2,637	7,620

Income before Taxes	75,397	16,939	190,662	23,503

Income Tax Provision	28,071	6,304	69,940	8,747

Net Income	$47,326	$10,635	$120,722	$14,756

Basic earnings per share	$0.73	$0.21	$2.19	$0.30
Diluted earnings per share	$0.73	$0.21	$2.18	$0.30

Weighted Average Shares Outstanding
Basic	64,896,489	49,499,395	55,230,786	49,499,395

Diluted	65,268,328	49,499,395	55,355,442	49,499,395

RECONCILIATION OF EBITDA TO NET INCOME AND TO CASH FLOW FROM OPERATING ACTIVITIES

EBITDA	$100,712	$49,566	$311,087	$149,385
Less:
Income Tax Provision	28,071	6,304	69,940	8,747
Interest Expense	7,089	10,991	39,350	38,589
Depreciation and amortization	18,226	21,636	81,075	87,293

Net Income	47,326	10,635	120,722	14,756
Changes in operating assets and liabilities	(6,251)	31,668	(35,129)	56,219
Deferred income taxes	26,345	5,242	65,188	7,112

Cash flow from operating activities	$67,420	$47,545	$150,781	$78,087

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED BALANCE SHEETS

(unaudited, in $000)

	December 31,	December 31,
	2004	2003
Current Assets
Cash and Cash Equivalents	$43,396	$37,381
Accounts Receivable (net)	234,247	178,633
Inventories	319,816	180,760
Other Current Assets	67,191	16,073

Total Current Assets	664,650	412,847
Property, Plant and Equipment (net)	855,051	879,688
Other Assets (net)	65,463	77,578

Total Assets	$1,585,164	$1,370,113

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts Payable and Accrued Liabilities	$249,015	$186,932
Current Portion of Long-Term Debt	1,200	28,200

Total Current Liabilities	250,215	215,132
Long-Term Debt	296,889	509,089
Other Liabilities	268,663	178,189

Total Liabilities	815,767	902,410

Minority Interest	—	22,100

Stockholders’ Equity	769,397	445,603

Total Liabilities and Stockholders’ Equity	$1,585,164	$1,370,113

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in $000)

	Year Ended
	December 31,
	2004	2003
Cash Flows from Operating Activities:
Net Income	$120,722	$14,756

Adjustments to Reconcile Net Income to Net Cash:
Depreciation and Amortization	81,075	87,293
Deferred Tax Expense	65,188	7,112
Other Balance Sheet Changes	(116,204)	(31,074)

	30,059	63,331

Net Cash Provided by Operating Activities	150,781	78,087

Cash Flows from Investing Activities:
Additions to Property, Plant and Equipment	(52,710)	(44,931)
Acquisition of Business Operations	(33,294)	—
Other	6,041	3,350

Net Cash Used by Investing Activities	(79,963)	(41,581)

Cash Flows from Financing Activities:
Proceeds from Issuance of Common Stock, net	181,167	—
Dividends Paid	(1,379)	—
Proceeds from Borrowings	—	723,975
Repayment of Borrowings	(239,200)	(719,783)
Capitalized Debt Costs	—	(14,102)
Other	(5,391)	(338)

Net Cash Used in Financing Activities	(64,803)	(10,248)

Net Increase in Cash	6,015	26,258

Cash Balance at the Beginning of the Period	37,381	11,123

Cash Balance at the End of the Period	$43,396	$37,381

WESTLAKE CHEMICAL CORPORATION

SEGMENT INFORMATION

(unaudited, in $000)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
Net Sales to External Customers
Olefins	$357,009	$224,486	$1,251,254	$876,968
Vinyls	206,060	141,393	734,099	546,066

	$563,069	$365,879	$1,985,353	$1,423,034

Income (Loss) from Operations
Olefins	$65,372	$18,910	$179,587	$55,298
Vinyls	18,654	4,822	69,723	13,583
Corporate and Other	(2,626)	1,183	(6,144)	(3,066)

	$81,400	$24,915	$243,166	$65,815

Depreciation and Amortization
Olefins	$9,892	$13,353	$49,213	$51,088
Vinyls	8,550	8,161	31,671	33,118
Corporate and Other	(216)	122	191	3,087

	$18,226	$21,636	$81,075	$87,293

Other Income (Expense), net
Olefins	$1,268	$870	$(981)	$3,459
Vinyls	(14)	(14)	121	629
Corporate and Other*	(168)	2,159	(12,294)	(7,811)

	$1,086	$3,015	$(13,154)	$(3,723)

*	Debt retirement costs of $15,791 and $11,343 are included in the year ended December 31, 2004 and 2003, respectively. Debt retirement costs of $1,106 are included in the three months ended December 31, 2004.